Exhibit 10.15

EXECUTION COPY

WARRIOR MET COAL, LLC

2016 EQUITY INCENTIVE PLAN

RESTRICTED UNIT AWARD AGREEMENT

THIS RESTRICTED UNIT AWARD AGREEMENT (the “Agreement”), made as of April 20, 2016 (the “Date of Grant”), is by and between Warrior Met Coal, LLC (the “Company”) and Jack Richardson (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has established the Warrior Met Coal, LLC 2016 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to provide the Participant with an opportunity to share in the long-term growth and value creation of the Company by granting to the Participant restricted Class C Units of the Company (“Units”) pursuant to Section 9 of the Plan and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.    Grant of Restricted Units. Subject to the terms, conditions and restrictions set forth herein, the Company hereby grants to the Participant a number of restricted Units as set forth below (the “Restricted Units”). The Restricted Units are granted pursuant to the Plan and will be subject to the terms of the Plan, this Agreement and the LLC Agreement. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

Tranche of Restricted Units	Number (#)
Tranche A Restricted Units	2,812
Tranche B Restricted Units	2,813
Tranche C Restricted Units	2,813

Total Restricted Units	8,438

2.    Restrictions. Except as provided in the Plan or this Agreement, the restrictions on the Restricted Units are that they will be forfeited by the Participant and all of the Participant’s rights to such Restricted Units shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Restricted Units made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise, by the Participant without the written consent of the Committee.

3.    Vesting. The Restricted Units shall vest in accordance with the terms and conditions set forth in this Section 3.

(a)    General. The Restricted Units shall vest as follows; provided, that, except as otherwise provided below, the Participant’s Continuous Service has not terminated prior to the relevant vesting date(s):

(i)    Tranche A Restricted Units. In the event of an Initial Public Offering, the Tranche A Restricted Units shall vest in accordance with the following schedule: 20% of the Tranche A Restricted Units shall vest on each of the first five (5) anniversaries of the Date of Grant that occurs prior to the Initial Public Offering and thereafter. Vesting of the Tranche A Restricted Units is conditioned and contingent upon at least 50% of the Units originally acquired by the Investors (determined on an aggregate basis) having been disposed of to one or more Independent Third Parties, including pursuant to any public offerings, whether before or after the Initial Public Offering.

(ii)    Tranche B Restricted Units. The Tranche B Restricted Units will vest at such time as the Investors realize IRR equal to at least 30% and MOIC equal to at least 3.5x, in each case, based on cash proceeds received by the Investors.

(iii)    Tranche C Restricted Units. The Tranche C Restricted Units will vest at such time as the Investors realize IRR equal to at least 37.5% and MOIC equal to at least 4.5x, in each case, based on cash proceeds received by the Investors.

(b)    Termination of Continuous Service. In the event of the termination of the Participant’s Continuous Service for any reason, any Restricted Units held by the Participant that have not vested as of the date of such termination shall be forfeited to the Company without consideration.

(c)    Change in Control. Any unvested Tranche A Restricted Units held by the Participant shall vest in full upon the occurrence of a Change in Control. Any unvested Tranche B Restricted Units and Tranche C Restricted Units held by the Participant upon the occurrence of a Change in Control shall vest, if at all, based on the Investor IRR and MOIC returns realized by the Investors based on the cash proceeds received as a result of such transaction.

(d)    Complete Disposition. Any Tranche B Restricted Units and Tranche C Restricted Units that have not become vested prior to, or do not become vested at, the time that the Investors fully dispose of the Investor Investment shall be forfeited without consideration.

(e)    Certain Definitions.

(i)    “Independent Third Party” means any Person other than the Investors, the Company and any Affiliate thereof.

(ii)    “Investor Investment” means direct or indirect investments in Units or other equity securities of the Company made by the Investors on or after March 31, 2016, but excluding any purchases or repurchases of Units on any securities exchange or any national market system after an Initial Public Offering. The term “Investor Investment” excludes any investment originally made by the Investors in a Person other than the Company.

(iii)    “Investor IRR” means the pretax compounded annual internal rate of return calculated on a quarterly basis realized by the Investors on the Investor Investment, based on the aggregate amount invested by the Investors for all Investor Investments and the aggregate amount of cash that was distributed to the Investors in respect of all Investor Investments, assuming all Investor Investments were purchased by one Person and were held continuously by such Person. The Investor IRR shall be determined based on the actual time of each Investor Investment and actual cash received by the Investors in respect of all Investor Investments and including, as a return on each Investor Investment, any cash dividends, cash distributions, cash sales or cash interest made by the Company in respect of such Investor Investment during such period, but excluding any other amounts payable that are not directly attributable to an Investor Investment and excluding any management fees.

(iv)    “MOIC” shall mean the return to the Investors on the Investor Investment of a multiple of the Investor Investment at any date for determination thereof determined by dividing (i) the aggregate amount of cash received by the Investor as a return on the Investor Investment that have been distributed to the Investors in respect of all Investor Investments, assuming all Investor Investments were purchased by one Person and were held continuously by such Person, on or prior to the date of such determination by (ii) the aggregate amount invested by the Investors for all Investor Investments.

4.    Rights as Member; Distributions. The Participant shall be the record owner of the Restricted Units, and as record owner shall be entitled to all rights of a member of the Company subject to the terms of the LLC Agreement; provided, however, that voting rights with respect to Restricted Units will be exercised by the Committee, and as a condition of the award of Restricted Units, the Participant shall execute an irrevocable voting proxy in favor of the Committee (or its designee); provided, further, that any distributions payable with respect to the Restricted Units shall be subject to the same vesting criteria as the underlying Restricted Units and shall be paid to the Participant at such time as the Restricted Units vest.

5.    Tax Withholding. In the event that the Company determines that tax withholding is required with respect to the Participant, the Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Units and to take such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding and taxes. The Participant shall satisfy the withholding liability by having the Company withhold from the number of Units otherwise issuable or deliverable pursuant to the settlement of the Restricted Units a number of Units with a Fair Market Value equal to the minimum withholding obligation. For purposes hereof, Units shall be valued at Fair Market Value.

6.    Repurchase, Tag-Along, Drag-Along, Registration Rights.

(a)    Repurchase.

(i)    If the Participant’s service with the Company terminates for any reason prior to an Initial Public Offering, the Company, the Investors or its or their designee (as applicable, the “Purchaser”) shall have the right (the “Repurchase Right”), but not the obligation, upon delivery of a notice (the “Repurchase Notice”) to the Participant within six (6) months (or any longer period as may be required to satisfy applicable accounting rules) after the Participant’s termination date, to repurchase any Units then owned by the Participants (the “Redeemed Units”).

(ii)    If the Purchaser elects to exercise the Repurchase Right, the repurchase price for Redeemed Units shall be equal to the Fair Market Value per Redeemed Unit as of the termination date.

(iii)    The aggregate repurchase price for Redeemed Units repurchased pursuant to this Section 6(a) shall be paid in cash in a single lump sum payment at the closing of such repurchase; provided, that the Company may pay the Repurchase Price in a promissory note bearing interest at prevailing rates in the event that the payment of the Repurchase Price in cash would result in a violation described in Section 6(a)(iv) below.

(iv)    The closing of any repurchase of Redeemed Units pursuant to the Repurchase Right shall occur within 30 days after receipt of a Repurchase Notice (the “Closing Period”); provided, that the Purchaser may defer the closing of the repurchase beyond the Closing Period (A) to the extent that the purchase of the Redeemed Units would result (1) in a violation of any applicable law or (2) after giving effect thereto (including any dividends or other distributions or loans from a subsidiary to the Company in connection therewith), in an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not been cured) under or would otherwise violate or breach (x) any financing arrangement of the Company or any subsidiary in effect as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; and (y) any provision of the Company’s or any subsidiary’s constitutional documents (a “Financing Default”), (B) if immediately prior to such purchase of the Redeemed Units, there exists a Financing Default which prohibits such purchase (including any dividends or other distributions or loans from a subsidiary to the Company in connection therewith), or (C) if the Company does not have sufficient funds available to meet its future expenses as determined by the Board in good faith. The closing of the repurchase of Redeemed Units which the Purchaser has elected to defer in accordance with this Section 6(a)(iv) shall take place no later than the tenth business day after such date that the Purchaser is no longer permitted to defer purchasing such Redeemed Units under this Section 6(a)(iv) and shall give the Participant five business days prior notice of any such purchase.

(b)    Tag-Along Rights.

(i)    If one or more Investors propose to consummate a Change in Control by transferring Units to one or more Independent Third Parties (the “Co-Sale Offeror”) prior to an Initial Public Offering, then the Investors shall, at least 15 business days before such proposed transfer, deliver a written notice (a “Co-Sale Notice”) to the Participant that sets forth (x) the number of Units proposed to be transferred in connection with such Change in Control, (y) the name and address of the Co-Sale Offeror, and (z) the proposed amount and type of consideration and the terms and conditions of payment that the Investors intend to accept. In addition, the Co-Sale Notice shall include an offer by the Co-Sale Offeror to include in the proposed transfer the number of Units determined under Section 6(b)(ii). This offer shall remain open and irrevocable for a period of 10 business days from the date of its receipt by the Participant and indicate that the Co-Sale Offeror has agreed to purchase Units from the Participant in accordance with the terms hereof.

(ii)    The Investors shall not transfer any Units to the Co-Sale Offeror unless the Participant is permitted to elect to transfer simultaneously therewith an aggregate percentage of Units held by the Participant equal to the same percentage of the Units that the Investors desire to transfer in the proposed sale. All such transfers shall be on the same terms and conditions including with respect to price.

(iii)    Within five business days after delivery of the Co-Sale Notice, the Participant may elect to participate in the proposed transfer by delivering to the Investors a notice specifying the number of Units that the Participant proposes to transfer in the contemplated transaction.

(iv)    Notwithstanding any of the foregoing, Units underlying any unvested Awards or portion thereof may not be included in any such transfer.

(c)    Drag-Along Rights. Any Units held by the Participant shall be subject to the terms and conditions set forth in Section 9.3 of the LLC Agreement.

(d)    Registration Rights. Any Units held by the Participant shall be subject to the terms and conditions set forth in Article X of the LLC Agreement.

7.    Compliance with Law. Notwithstanding any of the provisions hereof, the Participant hereby agrees that the Company will not be obligated to issue or transfer any Units to the Participant hereunder, if the issuance or transfer of such Units shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive.

8.    Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to him or her at his or her address as recorded in the records of the Company.

9.    Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

10.    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

11.    Plan. The terms and provisions of the Plan are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, this Agreement shall govern and control. In the event of a conflict or inconsistency between the terms and provisions of the Plan or the provisions of this Agreement and the LLC Agreement, the LLC Agreement shall govern and control.

12.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.

13.    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to such subject matter and supersedes all prior written or oral agreements or understandings, including, without limitation, any term sheets, between the parties with respect to the subject matter hereof.

14.    No Right to Continued Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Participant’s service at any time and for any reason or no reason.

15.    Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

16.    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

17.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile, PDF and other electronic copies of the parties’ signatures shall have the same force and effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WARRIOR MET COAL, LLC

By:	/s/ Walter J. Scheller, III
Name:	Walter J. Scheller, III
Title:	Chief Executive Officer

PARTICIPANT

By:	/s/ Jack K. Richardson
Name:	Jack K. Richardson

[Signature Page to Richardson Restricted Unit Award Agreement]